Exhibit 23.3

TBPELS REGISTERED ENGINEERING FIRM F-1580		FAX (713) 651-0849
1100 LOUISIANA SUITE 4600	HOUSTON, TEXAS 77002-5294	TELEPHONE (713) 651-9191

Consent of Independent Petroleum Engineers

White River Energy Corp.:

We have issued our report dated February 13, 2023 on estimates of proved reserves, future production and income attributable to certain leasehold interests of White River Holdings Corp. as of March 31, 2022. As independent oil and gas consultants, we hereby consent to the inclusion of our report and the information contained therein referenced in this Registration Statement on Form S-1A (the “Registration Statement) of White River Energy Corp and to all references to our firm in this Registration Statement.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.
TBPELS Firm Registration No. F-1580

Houston, Texas
May 5, 2023